UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2019

PARKER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-7573	73-0618660
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 100, Houston, Texas 77046

(Address of principal executive offices) (Zip code)

(281) 406-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note:

As previously disclosed, on December 12, 2018, Parker Drilling Company (“Parker”) and certain of its U.S. subsidiaries (together with Parker, the “Debtors”), commenced voluntary Chapter 11 proceedings and filed a prearranged Joint Chapter 11 Plan of Reorganization of the Debtors under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases were jointly administered under the caption In re Parker Drilling Company, et al., Case No. 18-36958 (the “Chapter 11 Cases”). On January 21, 2019, the Debtors filed the Amended Joint Chapter 11 Plan of Reorganization of Parker and its Debtor Affiliates (as amended, modified or supplemented from time to time, the “Plan”).

On March 7, 2019, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. The Plan is attached to the Confirmation Order as Exhibit A. The Plan and the Confirmation Order were previously filed as Exhibits 2.1 and 99.1 to Parker’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 11, 2019 and are hereby incorporated by reference as Exhibits 2.1 and 99.1 to this Current Report on Form 8-K (this “Current Report”).

On March 26, 2019 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases.

Item 1.01.	Entry into a Material Definitive Agreement.

First Lien Asset Based Revolving Credit Facility

On the Effective Date, pursuant to the terms of the Plan, Parker and certain of its subsidiaries, as borrowers, entered into a credit agreement with the lenders party thereto (the “ABL Lenders”), Bank of America, N.A., as administrative agent (in such capacity, the “First Lien Agent”), and Bank of America, N.A. and Deutsche Bank Securities Inc. as joint lead arrangers and joint bookrunners, and acknowledged and agreed to by certain of Parker’s subsidiaries, as guarantors (the “ABL Credit Agreement”), providing for a revolving credit facility (the “Revolving Credit Facility”) with initial aggregate commitments in the amount of $50.0 million, with the ability to increase the aggregate commitments by up to an additional $75.0 million, subject to certain conditions. The initial availability under the Revolving Credit Facility is $50.0 million on the Effective Date before giving effect to to any outstanding letters of credit on such date.

The Revolving Credit Facility provides for a $30.0 million sublimit of the aggregate commitments that is available for the issuance of letters of credit. The Revolving Credit Facility bears interest either at a rate equal to (a) LIBOR plus an applicable margin that varies from 2.25% to 2.75% per annum or (b) a base rate plus an applicable margin that varies from 1.25% to 1.75% per annum. The Revolving Credit Facility matures on March 26, 2023.

The ABL Credit Agreement requires Parker to maintain minimum liquidity of $25.0 million.

Parker is required to pay a commitment fee of 0.50% per annum on the actual daily unused portion of the current aggregate commitments under the Revolving Credit Facility. Parker is also required to pay customary letter of credit and fronting fees.

The ABL Credit Agreement also contains customary affirmative and negative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements and borrowing base certificates, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, restricted payments, and other customary covenants.

Additionally, the ABL Credit Agreement contains customary events of default and remedies for credit facilities of this nature. If Parker does not comply with the financial and other covenants in the ABL Credit Agreement, the ABL Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the ABL Credit Agreement and any outstanding unfunded commitments may be terminated.

This summary of the ABL Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the ABL Credit Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Both the ABL Credit Agreement and the Second Lien Term Loan Agreement (as defined below) contain customary cross-default provisions, such that the occurrence of an event of default under either agreement triggers an event of default under the other agreement.

Second Lien Term Loan Facility

On the Effective Date, pursuant to the terms of the Plan, Parker, as borrower, entered into a second lien term loan credit agreement (the “Second Lien Term Loan Agreement”) with the lenders party thereto (the “Second Lien Lenders”) and UMB Bank, N.A., as administrative agent (in such capacity, the “Second Lien Agent”), providing for term loans (the “Second Lien Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities” ) with initial aggregate commitments in the amount of $210.0 million. Pursuant to the terms of the Plan, on the Effective Date, the Second Lien Lenders were deemed to have made $210.0 million in aggregate principal amount of loans under the Second Lien Term Loan Agreement.

The Second Lien Term Loan Facility has capacity for Parker to add one or more new commitments subject to certain conditions.

The Second Lien Term Loan Facility is non-amortizing. The initial loans under the Second Lien Term Loan Facility bear interest at a rate of 13.0% per annum, payable quarterly, with 11.0% paid in cash and 2.0% paid in kind and capitalized by adding such amount to the outstanding principal. The rate of interest payable on any incremental loans will be set forth in the relevant incremental amendment.

The Second Lien Term Loan Facility matures on March 26, 2024.

The Second Lien Term Loan Facility is subject to mandatory prepayments and customary reinvestment rights. The mandatory prepayments include prepayment requirements with respect to a change of control, asset sales and debt issuances, in each case subject to certain exceptions or conditions.

The Second Lien Term Loan Agreement also contains customary affirmative and negative covenants, including as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements, conduct of business, maintenance of property, maintenance of insurance, restrictions on the incurrence of liens, indebtedness, asset dispositions, fundamental changes, restricted payments and other customary covenants.

Additionally, the Second Lien Term Loan Agreement contains customary events of default and remedies for credit facilities of this nature. If Parker does not comply with the covenants in the Second Lien Term Loan Agreement, the Second Lien Lenders may, subject to customary cure rights, require immediate payment of all amounts outstanding under the Second Lien Term Loan Agreement.

This summary of the Second Lien Term Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Second Lien Term Loan Agreement, which is filed as Exhibit 10.2 to this Current Report and incorporated herein by reference.

Guarantee and Security of the Credit Facilities

The obligations under the Credit Facilities are guaranteed by Parker and certain of Parker’s subsidiaries (collectively, the “Grantors”) and secured by substantially all of their assets. On the Effective Date, the Grantors entered into: (i) a guaranty in favor of the First Lien Agent (the “First Lien Guaranty Agreement”), for the benefit of the secured parties thereunder, pursuant to which the Grantors guaranteed the payment and performance of all indebtedness and liabilities arising pursuant to, or in connection with, the ABL Credit Agreement; (ii) a guaranty in favor of the Second Lien Agent (the “Second Lien Guaranty Agreement”), for the benefit of the secured parties under the Second Lien Term Loan Agreement, pursuant to which the Grantors guaranteed the payment and performance of all indebtedness and liabilities arising pursuant to, or in connection with, the Second Lien Term Loan Agreement; (iii) a pledge and security agreement in favor of the First Lien Agent, for the benefit of the secured parties thereunder, pursuant to which the Grantors granted a first lien security interest in all of the collateral described therein; and (iv) a pledge and security agreement in favor of the Second Lien Agent, for the benefit of the secured parties thereunder, pursuant to which the Grantors granted a second lien security interest in all of the collateral described therein.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, Parker entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of the parties to that certain backstop commitment agreement between Parker and the parties set forth therein, dated December 12, 2018, as amended and restated on January 28, 2019 (the “Backstop Commitment Agreement”).

The Registration Rights Agreement requires Parker to file a shelf registration statement (the “Initial Shelf Registration Statement”) within 15 days following the Effective Date, subject to extension, that includes the Registrable Securities (as defined in the Registration Rights Agreement) whose inclusion has been timely requested, to the extent that the amount of such Registrable Securities does not exceed the amount as may be permitted to be included in such registration statement under the rules and regulations of the SEC. The Registration Rights Agreement allows holders to demand registrations subject to certain requirements and exceptions.

Following the effectiveness of the Initial Shelf Registration Statement (including any substitute thereof), upon the demand of one or more holders (the “Takedown Demand”), Parker will facilitate shelf takedowns off of such Initial Shelf Registration Statement by means of an underwritten public offering, provided that the number of shares included in such Takedown Demand equal at least five percent of outstanding common stock of Parker, as reorganized pursuant to and under the Plan (the “New Common Stock”) at such time. Parker will not be required to undertake more than three underwritten public offerings made pursuant to the Registration Rights Agreement in a 12-month period.

In the event Parker proposes to file a registration statement or conduct an underwritten shelf takedown with respect to a public offering of New Common Stock or any securities convertible or exercisable into New Common Stock (other than registration on Form S-8, Form S-4 or another form not available for registering the Registrable Securities for sale to the public, a “Piggyback Registration”), Parker must notify holders of Registrable Securities holding at least five percent of the outstanding New Common Stock of its intention to effect such Piggyback Registration within at least 10 business days before the anticipated filing date and include in such Piggyback Registration all Registrable Securities requested to be included therein.

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement in an underwritten offering and Parker’s right to delay or withdraw a registration statement under certain circumstances. Parker will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

The description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.3 to this Current Report and incorporated herein by reference.

Warrant Agreement

On the Effective Date and pursuant to the Plan, Parker entered into a Warrant Agreement (the “Warrant Agreement”), between Parker and Equiniti Trust Company, as warrant agent, which provides for Parker’s issuance of up to an aggregate of 2,580,182 warrants (the “Warrants”) to purchase New Common Stock to former holders of Existing Preferred Stock (as defined below) and to the holders of Existing Common Stock (as defined below) on the Effective Date in accordance with the terms of the Plan, the Confirmation Order and the Warrant Agreement.

The Warrants are exercisable from the date of issuance until 5:00 p.m., New York City time, on the fifth and a half anniversary of the Effective Date (the “Expiration Date”), at which time, all unexercised Warrants will expire, and the rights of the holders of such Warrants to purchase New Common Stock will terminate. The Warrants are initially exercisable for one share of New Common Stock per Warrant at an initial exercise price of $48.85 per Warrant (the “Exercise Price”).

Pursuant to the Warrant Agreement, no holder of a Warrant, by virtue of holding or having a beneficial interest in a Warrant, will have the right to vote, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of Parker’s directors or any other matter, or exercise any rights whatsoever as a stockholder of Parker unless, until and only to the extent such holders become holders of record of shares of New Common Stock issued upon settlement of Warrants.

The number of shares of New Common Stock for which a Warrant is exercisable, and the Exercise Price, are subject to adjustment from time to time upon the occurrence of certain events, including: (1) stock splits, reverse stock splits or stock dividends to holders of New Common Stock; (2) a reclassification in respect of New Common Stock; or (3) certain Special Dividends (as defined in the Warrant Agreement) issued to all holders of New Common Stock.

In the event of a Sale Cash Only Transaction (as defined in the Warrant Agreement) that occurs prior to the Expiration Date, the holders of the Warrants will receive a cash payment for each share of New Common Stock for which a Warrant is then exercisable equal to the difference, if any between the Fair Market Value of the Cash Consideration (as defined in the Warrant Agreement) per share of New Common Stock and the Exercise Price (as defined in the Warrant Agreement) per share of New Common Stock. In addition, if such Sale Cash Only Transaction occurs prior to the 18-month anniversary of the issue date of the Warrants and also prior to the effective time of any Sale Securities Only Transaction or Sale Cash and Securities Transaction, each as defined in the Warrant Agreement, in addition to such a payment in cash, holders of Warrants will also receive the lesser of the Black-Scholes Value Limit (as defined in the Warrant Agreement) and the Black-Scholes Value of each Warrant as of the date of the consummation of the Sale Cash Only Transaction (as defined in the Warrant Agreement.)

The foregoing description of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Warrant Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

Equity Interests

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any of Parker’s equity interests outstanding prior to the Effective Date were cancelled and all such equity interests have no further force or effect after the Effective Date. Pursuant to the Plan, the holders of Parker’s existing common stock, par value $0.16 2/3 (the “Existing Common Stock”), outstanding prior to the Effective Date and the holders of Parker’s 7.25% Series A Mandatory Convertible Preferred Stock, par value $1.00 (the “Existing Preferred Stock”), outstanding prior to the Effective Date received (i) their proportionate distribution of the New Common Stock of Parker, (ii) the right to participate in the Rights Offering (as defined in that certain restructuring support agreement, dated as of December 12, 2018 and amended as of January 28, 2019, among Parker and the other parties thereto) and (iii) their proportionate distribution of Warrants to acquire the New Common Stock.

Additionally, on the Effective Date, the Section 382 Rights Agreement (the “Rights Agreement”), dated as of August 23, 2018, between Parker and Equiniti Trust Company, as Rights Agent, was terminated, and as a result of the termination, the Rights (as defined in the Rights Agreement) that were issued pursuant to the Rights Agreement are no longer outstanding.

Debt Securities

In accordance with the Plan, on the Effective Date, all outstanding obligations under the following notes issued by Parker and the related registration rights were cancelled and the indentures governing such obligations were cancelled, except to the limited extent expressly set forth in the Plan:

•

7.50% Senior Notes due 2020 (the “2020 Notes”) issued pursuant to the indenture dated July 30, 2013, by and among Parker, the subsidiary guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as trustee; and

•

6.75% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes, the “Senior Notes”) issued pursuant to the indenture dated January 22, 2014, by and among Parker, the subsidiary guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as trustee.

In accordance with the Plan, the holders of the Senior Notes received (i) their proportionate distribution of the New Common Stock, (ii) their proportionate share of the Second Lien Term Loan Facility, (iii) the right to participate in the Rights Offering and (iv) cash sufficient to satisfy certain expenses owed to Bank of New York Mellon Trust Company, N.A., as trustee for the Senior Notes.

Debtor-in-Possession Facility

Pursuant to the Plan, on the Effective Date, the debtor in possession credit agreement, dated as of December 14, 2018, among Parker, as borrower, certain debtors, as designated borrowers, certain debtors, as guarantors, Bank of America, N.A., as administrative agent, and the lenders party thereto (the “DIP Facility”), was cancelled and the holders of claims under the DIP Facility received payment in full, in cash, for allowed claims. On the Effective Date, all liens and security interests granted to secure such obligations were automatically terminated and are of no further force and effect.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the ABL Credit Agreement and the Second Lien Term Loan Agreement set forth in Item 1.01 of this Current Report are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On the Effective Date, pursuant to the Plan:

•	2,827,323 shares of New Common Stock were issued pro rata to holders of the 2020 Notes;

•	5,178,860 shares of New Common Stock were issued pro rata to holders of the 2022 Notes;

•	90,558 shares of New Common Stock and 1,032,073 Warrants to purchase 1,032,073 shares of New Common Stock were issued pro rata to holders of the Existing Preferred Stock;

•	135,838 shares of New Common Stock and 1,548,109 Warrants to purchase 1,548,109 shares of New Common Stock were issued pro rata to holders of the Existing Common Stock;

•	504,577 shares of New Common Stock were issued to commitment parties under the Backstop Commitment Agreement in respect of the commitment premium due thereunder;

•

1,403,910 shares of New Common Stock were issued to the commitment parties under the Backstop Commitment Agreement in connection with their backstop obligation thereunder to purchase unsubscribed shares of New Common Stock; and

•

4,903,308 shares of New Common Stock were issued to participants in the Rights Offering extended by Parker to the applicable classes under the Plan (including to the commitment parties party to the Backstop Commitment Agreement).

As of the Effective Date, there were 15,044,374 shares of New Common Stock issued and outstanding.

With the exception of shares of New Common Stock issued to commitment parties pursuant to their obligations under the Backstop Commitment Agreement to purchase unsubscribed shares of New Common Stock, shares of New Common Stock and Warrants issued pursuant to the Plan were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 1145 of the Bankruptcy Code. Shares of New Common Stock issued to commitment parties pursuant to their obligations under the Backstop Commitment Agreement to purchase unsubscribed shares of New Common Stock were issued under the exemption from registration requirements of the Securities Act provided by Section 4(a)(2) thereunder.

Item 3.03.	Material Modifications to Rights of Security Holders.

As provided in the Plan, all notes, equity, agreements, instruments, certificates and other documents evidencing any claim against or interest in the Debtors were cancelled on the Effective Date and the obligations of the Debtors thereunder or in any way related thereto were fully released. The securities to be cancelled on the Effective Date include all of the Existing Common Stock, the Existing Preferred Stock and the Senior Notes. For further information, see the Explanatory Note and Items 1.02 and 5.03 of this Current Report, which are incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

As previously disclosed, on the Effective Date, all of the Existing Common Stock, the Existing Preferred Stock and the Senior Notes were cancelled, and Parker issued approximately 1.65% of the New Common Stock to holders of the Existing Common Stock, approximately 1.10% of the New Common Stock to the holders of the Existing Preferred Stock and approximately 97.25% of the New Common Stock to holders of the Senior Notes pursuant to the Plan. For further information, see Items 1.02, 3.02 and 5.02 of this Current Report, which are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors

In accordance with the Plan, Jonathan M. Clarkson, Peter T. Fontana, Gary R. King, Robert L. Parker Jr. and Richard D. Paterson resigned from the Board on the Effective Date.

Appointment of Directors

As of the Effective Date, by operation of and in accordance with the Plan, Parker’s board of directors (the “Board”) consists of seven members, comprised of two members of the pre-Effective Date board of directors and five new members selected in accordance with the Plan. The Board consists of a single class of directors with the initial term of office to expire at the 2020 annual meeting of stockholders and then at the next succeeding annual meeting of stockholders thereafter or the date on which the successor of such director is elected.

Patrick Bartels is a senior investment professional with 20 years of experience and currently serves as the Managing Member of Redan Advisors LLC. His professional experience includes investing in complex financial restructurings and process intensive situations in North America, Latin America, Asia, and Europe in a broad universe of industries. Mr. Bartels has led creditors’ committees and served as a director on numerous public and private boards of directors with an extensive track-record of driving value-added returns for all stakeholders through governance, incentive alignment, capital markets transactions and mergers and acquisitions. Mr. Bartels currently serves on the board of directors of Arch Coal, Inc., Sungard Availability Services, LifeCare Holdings, and Vanguard

Natural Resources, Inc. Mr. Bartels also served on the board of directors of WCI Communities, Inc. and TOUSA Liquidation Trust. Mr. Bartels was previously a Managing Principal of Monarch Alternative Capital LP in New York, a private investment firm that focuses primarily on distressed companies. Prior to joining Monarch Alternative Capital LP, Mr. Bartels was a high-yield investments analyst at Invesco Ltd. He began his career at PricewaterhouseCoopers LLP, where he was a Certified Public Accountant. Mr. Bartels received a Bachelor of Science in Accounting with a concentration in Finance from Bucknell University. He also holds the Chartered Financial Analyst designation.

Eugene Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests, and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated, and served as a chief executive officer, chief restructuring officer, director, chairman or committee chairman of a number of businesses operating in diverse sectors. Mr. Davis currently serves as a director of Verso Corporation, Sanchez Energy, Seadrill Limited and VICI Properties Inc. During the past five years, Mr. Davis has been a director of the following public or formerly public companies: ALST Casino Holdco, LLC, Atlas Air Worldwide Holdings, Inc., Atlas Iron Limited, The Cash Store Financial Services, Inc., Dex One Corp., Genco Shipping & Trading Limited, Global Power Equipment Group, Inc., Goodrich Petroleum Corp., Great Elm Capital Corp., GSI Group, Inc., Hercules Offshore, Inc., HRG Group, Inc., Knology, Inc., SeraCare Life Sciences, Inc., Spansion, Inc., Spectrum Brands Holdings, Inc., Titan Energy LLC, Trump Entertainment Resorts, Inc., U.S. Concrete, Inc. and WMIH Corp. In addition, Mr. Davis is and has been a director of several private companies in various industries. He was also the Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc., a direct-mail marketer of sports equipment, from 1996 to 1997. He was an outside director of Emerson Radio Corporation, a consumer electronics company, beginning in 1990, and became the President, Vice Chairman and continued as a director of Emerson Radio Corporation, from mid-1992 to 1997. Mr. Davis began his career in 1980 as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and was in private practice from 1984 to 1998.

Michael Faust has 34 years of industry, financial and leadership experience within the oil and gas sector, including diverse geological, geophysical and technical reservoir experience spanning many different basins and formations throughout the world. Mr. Faust is a consultant with Quartz Geophysical LLC, a geophysical consulting business. Mr. Faust is Lead Independent Director of SAExploration, Inc., and an independent director of Obsidian Energy. Prior to these governance positions, Mr. Faust was the Vice President, Exploration and Land at ConocoPhillips Alaska, Inc., where he oversaw and managed the company’s exploration organization and strategy in Alaska. Prior to that, he was Vice President, Exploration and Land at ConocoPhillips Canada Ltd. Mr. Faust is a Certified Petroleum Geologist and a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists, and served as the President of the Geophysical Society of Alaska from 2001 to 2002. Mr. Faust earned his Master of Arts degree in Geophysics from the University of Texas at Austin in 1984, after receiving his Bachelor of Science degree in Geology from the University of Washington in 1981.

Barry L. McMahan retired as Senior Vice President of Seneca Resources, a wholly owned subsidiary of National Fuel Gas Company, and was responsible for Seneca’s Operations in the U.S. Mr. McMahan joined Seneca in 1988 and managed Seneca’s California assets before being promoted to manage all company assets. Mr. McMahan has more than 34 years’ experience in oil and gas production development and management. As a member of Seneca’s senior management, Mr. McMahan was engaged in all aspects of both conventional and shale development. Mr. McMahan attended California Lutheran University where he majored in Finance. He was a member of the American Petroleum Institute, the Society of Petroleum Engineers and the Western States Petroleum Association, where he served on the Board of Directors. Mr. McMahan was named the Western States Petroleum Association’s Man of the Year in 1994 for his efforts in regulatory reform. In addition, he serves on the Board of Trustees and the endowment committee for Pyle’s Boys Camp, an organization serving at-risk disadvantaged young men in Southern California. Mr. McMahan joined the board of U.S. Well Services, a private equity backed pure play hydraulic fracturing services company with operations in the Appalachian basin and Texas. Mr. McMahan’s board service was concluded with a successful IPO in November of 2018. Mr. McMahan currently serves of the Board of Tribune Resources, where he chairs the compensation committee and serves on the audit committee.

L. Spencer Wells has over 15 years of experience as an investor and financial analyst and is a founding Partner of Drivetrain Advisors, a provider of fiduciary services to the alternative investment community. Prior to founding Drivetrain Advisors, Mr. Wells served as a Senior Advisor at TPG Special Situations Partners. Mr. Wells currently serves on the boards of several public and private companies, among them Town Sports International, Inc., NextDecade Corporation, and Jones Energy, Inc. From 2010 to 2012, Mr. Wells was a partner of TPG Special Situations Partners, during which time he helped create and manage an investment portfolio approximated at $2.5 billion. From 2002 until 2009, Mr. Wells served as a Partner and a Portfolio Manager at Silver Point Capital. While at Silver Point, he covered the energy, chemicals, and building products sectors and managed an investment portfolio estimated at $1.3 billion. Mr. Wells holds a B.A. in Psychology from Wesleyan University and a Master of Business Administration from Columbia Business School.

Biographical information about Gary G. Rich and Zaki Selim are as set forth in Parker’s Proxy Statement on Schedule 14A filed on March 30, 2018.

Incentive Plan

Effective as of the Effective Date, the Board adopted the 2019 Long-Term Incentive Plan (the “LTIP”). A description of the material provisions of the LTIP is contained in Parker’s Current Report on Form 8-K filed with the Commission on March 11, 2019, which description is incorporated by reference herein. The description of the LTIP does not purport to be complete and is qualified in its entirety by reference to the full text of the LTIP, a copy of which is filed herewith as Exhibit 10.5 and is incorporated herein by reference.

Incentive Grants

Of the share reserve equal to 9% of Parker’s fully-diluted, fully-distributed shares as of the Effective Date, fifty percent (50%) will be granted to Parker’s key employees as of the Effective Date (the “Emergence Grants”). The Emergence Grants include (i) 148,222 restricted stock units and 222,333 options for Gary G. Rich, President and Chief Executive Officer, (ii) 39,798 restricted stock units and 59,698 options for Michael W. Sumruld, Senior Vice President and Chief Financial Officer, (iii) 43,932 restricted stock units and 65,898 options for Jon-Al Duplantier, President, Rental Tools and Well Services and (iv) 34,632 restricted stock units and 51,949 options for Bryan R. Collins, President, Drilling Operations.

Employment Agreements

Effective as of the Effective Date, Parker will enter into employment agreements with some of its key employees. The employment agreements provide for (i) a one-year initial term (subject to automatic annual one-year renewal unless either party provides at least 60 days’ notice of non-renewal), (ii) annual base salary (equal to $745,000, $385,000, $425,000 and $335,000 for Mr. Rich, Mr. Sumruld, Mr. Duplantier and Mr. Collins, respectively), (iii) a target annual bonus opportunity equal to 75% (or 100% for Mr. Rich) of the annual base salary and (iv) eligibility to participate in pension, retirement, 401(k), and profit-sharing, non-qualified deferred compensation and Parker’s other of group retirement plans or programs, to the same extent as available to other senior officers under the terms of such plans or programs.

Under each of the employment agreements, in the event of a termination by Parker of the executive without “cause” (other than due to death or disability and as defined in the applicable employment agreement) or due to non-renewal of the employment agreement, or a resignation by the executive for “good reason” (as defined in the applicable employment agreement) the executive is entitled to receive: (i) a lump sum payment equal to the sum of the executive’s annual base salary and target bonus, multiplied by the “Severance Multiple” (as defined in the applicable employment agreement); (ii) a lump sum pro-rata annual bonus payment for the year of termination based on actual performance through the date of termination; (iii) if the termination occurs after the end of the fiscal year, a lump sum payment for any earned but unpaid annual bonus for the year prior to the year of termination; and (iv) a lump sum payment of the executive’s (and eligible dependents’) health care continuation premiums for the number of years equal to the Severance Multiple. During the 18-month period following a “change in control” (as defined in the LTIP), the Severance Multiple applicable to two (or three for Mr. Rich), otherwise the Severance Multiple applicable is one and one-half (or two for Mr. Rich).

Each of the employment agreements subject the applicable executive to a perpetual duty of confidentiality, a two-year post-termination non-disparagement covenant and non-solicitation covenant with respect to employees, consultants, officers, or directors and a one-year post-termination non-solicitation covenant with respect to the customers, contractors and consultants and non-competition covenant.

The foregoing descriptions of each of the employment agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the applicable employment agreement, which are filed as Exhibits 10.8, 10.9, 10.10 and 10.11, to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, pursuant to the Plan, Parker filed the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware secretary of state. Also on the Effective Date, in accordance with the Plan, Parker adopted the Amended and Restated Bylaws (the “Bylaws”).

Each holder of shares of New Common Stock, as such, shall be entitled to one vote for each share of New Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or provided in the Certificate of Incorporation, at any annual or special meeting of stockholders the New Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Subject to the rights of any then-outstanding shares of preferred stock, the holders of New Common Stock may receive such dividends as the Board may declare in its discretion out of legally available funds. Holders of New Common Stock will share equally in Parker’s assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. Shares of New Common Stock are not subject to any redemption provisions and are not convertible into any of Parker’s other securities.

Preferred Stock

Shares of preferred stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board and included in a certificate of designations filed pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

Subject to the rights of the holders of any series of preferred stock pursuant to the terms of the Certificate of Incorporation, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of New Common Stock, without a vote of the holders of the preferred stock, or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders of preferred stock is required pursuant to another provision of the Certificate of Incorporation.

Anti-Takeover Provisions

Some provisions of Delaware law, the Certificate of Incorporation and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of Parker by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the New Common Stock.

Business Combinations under Delaware Law

Parker has opted out of Section 203 of the DGCL.

Number and Election of Directors

The Certificate of Incorporation provides that the Board shall initially be comprised of seven directors, with the number of directors to be fixed from time to time by resolution adopted by a majority of the total number of directors the Board would have if there were no vacancies.

Calling of Special Meeting of Stockholders

The Bylaws provide that special meetings of stockholders may be called only by (i) the chairman of the Board, (ii) the Board pursuant to a resolution adopted by the majority of the Board or (iii) the secretary of Parker upon the delivery of a written request to Parker by the holders of at least a majority of the outstanding shares of New Common Stock in the manner provided in the Bylaws.

Amendments to the Bylaws

The Bylaws may be amended or repealed or new bylaws may be adopted (i) by action of the Board or (ii) without action of the Board, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of New Common Stock entitled to vote generally in the election of directors.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. The Bylaws also describe certain criteria for when stockholder-requested meetings need not be held.

Directors may be removed from office at any time by the affirmative vote of holders of at least a majority of the outstanding shares of New Common Stock entitled generally to vote in the election of directors.

Newly Created Directorships and Vacancies on the Board

Under the Bylaws, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board for any reason may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

No Cumulative Voting

The Certificate of Incorporation provides that there will be no cumulative voting in the election of directors.

Authorized but Unissued Shares

Under Delaware law, Parker’s authorized but unissued shares of New Common Stock are available for future issuance without stockholder approval. Parker may use these additional shares of New Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of New Common Stock could render more difficult or discourage an attempt to obtain control of Parker by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The Certificate of Incorporation provides that, unless Parker consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Parker’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former directors, officers, other employees or stockholders to Parker or to the stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery or (iv) any action asserting a claim governed by the internal affairs doctrine.

The foregoing descriptions of the Certificate of Incorporation and Bylaws do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and Bylaws, copies of which are attached hereto as Exhibits 3.1 and 3.2 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On March 26, 2019, Parker issued a press release announcing the consummation of the Plan and emergence from the Chapter 11 Cases on the Effective Date as disclosed herein, a copy of which is furnished as Exhibit 99.2 hereto.

The information contained in this Item 7.01 and the exhibit hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any filings made by Parker under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This Current Report on Form 8-K contains certain statements that may be deemed “forward-looking statements” within the meaning of the Exchange Act. All statements in this Current Report on Form 8-K other than statements of historical facts addressing activities, events or developments Parker expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Parker based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although Parker believes its expectations stated in this Current Report on Form 8-K are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Parker that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the effects of the filing of the Chapter 11 Cases on Parker’s business and the interest of various constituents, including stockholders; any inability to maintain relationships with suppliers, customers, employees and other third parties as a result of the Chapter 11 Cases; the potential adverse effects of the Chapter 11 Cases on Parker’s liquidity and results of operations; the impact of the NYSE delisting Parker’s common stock on the liquidity and market price of Parker’s common stock and on Parker’s ability to access the public capital markets; changes in worldwide economic and business conditions; fluctuations in oil and natural gas prices; compliance with existing laws and changes in laws or government regulations; the failure to realize the benefits of, and other risks relating to, acquisitions; the risk of cost overruns; Parker’s ability to refinance its debt; and other important factors, many of which could adversely affect market conditions, demand for Parker’s services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in Parker’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this Current Report on Form 8-K and Parker undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Amended Joint Chapter 11 Plan of Reorganization of Parker Drilling Company and its Debtor Affiliates (incorporated by reference to Exhibit A of the Order Confirming the Amended Joint Chapter 11 Plan of Reorganization, filed as Exhibit 2.1 to Parker’s Current Report on Form 8-K filed on March 11, 2019).

3.1*	Amended and Restated Certificate of Incorporation of Parker Drilling Company.

3.2*	Amended and Restated Bylaws of Parker Drilling Company.

4.1*	Specimen Common Stock Certificate.

10.1*	ABL Credit Agreement dated as of March 26, 2019, among Parker Drilling Company, as borrower, and Bank of America, N.A., as administrative agent, and the lenders and other parties party thereto.

10.2*	Second Lien Term Loan Agreement dated as of March 26, 2019, among Parker Drilling Company, as borrower, and UMB Bank, N.A., as administrative agent, and the lenders and other parties party thereto.

10.3*	Registration Rights Agreement dated as of March 26, 2019 by and among Parker Drilling Company and the other parties signatory thereto.

10.4*	Warrant Agreement dated as of March 26, 2019, between Parker Drilling Company and Equiniti Trust Company.

10.5*	Form of Parker Drilling Company 2019 Long-Term Incentive Plan.

10.6*	Form of Restricted Stock Unit Incentive Agreement.

10.7*	Form of Stock Option Incentive Agreement.

10.8*	Employment Agreement, dated as of March 26, 2019, by and between Parker Drilling Company and Gary Rich.

10.9*	Employment Agreement, dated as of March 26, 2019, by and between Parker Drilling Company and Michael Sumruld.

10.10*	Employment Agreement, dated as of March 26, 2019, by and between Parker Drilling Company and Jon-Al Duplantier.

10.11*	Employment Agreement, dated as of March 26, 2019, by and between Parker Drilling Company and Bryan Collins.

99.1	Order Confirming Amended Joint Chapter 11 Plan of Reorganization (incorporated by reference to Exhibit 99.1 to Parker Drilling Company’s Current Report on Form 8-K filed on March 11, 2019).

99.2*	Press Release dated March 26, 2019.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    March 26, 2019

PARKER DRILLING COMPANY

By:	/s/ Jennifer F. Simons
Name:	Jennifer F. Simons
Title:	Vice President, General Counsel and Secretary